Exhibit 99.1

Contact:

Kendra Kimmons

Vice President of Marketing & Communications

225-299-3708

kendra.kimmons@amedisys.com

Amedisys Welcomes Sharon Brunecz as Chief Human Resources Officer

Brunecz to Continue Building on Company’s Employer of Choice Strategy

BATON ROUGE, La., April 24, 2018 – Amedisys, Inc. (NASDAQ:AMED), a leading home health, hospice and personal care company, announced today that Sharon Brunecz will join the Company as Chief Human Resources Officer, replacing Chief Human Resources Officer Larry Pernosky who has announced his retirement.

With more than 20 years of experience, Brunecz is an expert in leading human capital strategies that drive business outcomes including talent management, total rewards, organizational and leadership development, employee engagement, talent acquisition, metrics and analytics, and merger and acquisitions.

Most recently, Brunecz served as Chief Human Resources Officer for US Acute Care Solutions (USACS), the nation’s leading physician-owned provider of integrated acute care services offering emergency, hospitalist and observation medicine to hospital partners providing care to 6 million patients annually at over 200 sites in 22 states. In this role, she had overall accountability for Human Resources, Corporate Communications and Marketing functions. Prior to USACS, Brunecz held several HR leadership positions with PNC Financial Services Group.

“Our employees are at the heart of everything we do here at Amedisys,” stated President and Chief Executive Officer Paul Kusserow. “Sharon’s depth of expertise in human capital strategies will be invaluable as we continue our quest in becoming the industry’s employer of choice to attract and retain the best of the best to care for our patients.”

“I would also like to recognize the many contributions that Larry Pernosky has made during his tenure at Amedisys. I want to give my sincere thanks for his leadership in helping to transform our Company’s culture, and wish him the very best in his well-deserved retirement.”

About Amedisys:

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. We partner with 3,000 hospitals and 59,000 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With more than 17,500 employees, in 421 care centers in 34 states, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 369,000 patients and clients in need every year. For more information about the Company, please visit: www.amedisys.com.

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